UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 29, 2016
PRA Group, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50058	75-3078675
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

120 Corporate Boulevard, Norfolk, Virginia		23502
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:	888-772-7326

Not Applicable
Former name or former address, if changed since last report
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers.

On December 30, 2016, PRA Group, Inc., (the “Company”) and Michael J. Petit, President, Insolvency Investment Services of the Company, mutually agreed that Mr. Petit’s employment with the Company will cease effective February 6, 2017. Andrew Berardi, Managing Director of UK Insolvency Investment Services for the Company and a pioneer in the bankruptcy purchase market with over 20 years of experience, will assume Mr. Petit’s responsibilities.

In connection with Mr. Petit’s separation from the Company, the Company and Mr. Petit entered into a Separation and Release Agreement, dated December 29, 2016 (the “Separation Agreement”), that, except as otherwise provided in the Separation Agreement, supersedes the terms of the Employment Agreement, dated December 19, 2014 (the “Employment Agreement”), between the Company and Mr. Petit. Under the terms of the Separation Agreement, Mr. Petit will be entitled to a severance payment of $1,800,000, paid in one installment on January 27, 2017, and will have the right to continue his healthcare coverage through COBRA paid directly by Mr. Petit and subsidized by the Company for one year. In exchange for such separation benefits, Mr. Petit provided the Company with a general release of claims and will remain subject to certain non-compete and non-solicitation provisions for a period of time following his separation from the Company.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the full text of the Separation Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2016.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PRA Group, Inc.

Date: January 4, 2017	By:	/s/ Peter M. Graham
Peter M. Graham
Executive Vice President and Chief Financial Officer